Exhibit 23.2

CONSENT OF CARTER LEDYARD & MILBURN LLP

We consent to the incorporation by reference in Registration Statement No. 333-248099 on Form S-3 of our opinion relating to U.S. federal tax law contained in the section “United States Federal Tax Consequences” appearing in this Annual Report on Form 10-K of the SPDR® Gold Trust for the year ended September 30, 2021.

/s/ Carter Ledyard & Milburn LLP

New York, New York

November 24, 2021